Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 24, 2014, relating to the financial statements and financial highlights of Avenue Credit Strategies Fund, a series of Avenue Mutual Funds Trust, which appears in the October 31, 2014 Annual Report for Avenue Credit Strategies Fund, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights Information”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

February 26, 2015